Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Wolverine Tube, Inc.
     We consent to the incorporation by reference in the registration statements (Nos. 33-73550, 33-73490, 33-87687, 333-67958, 333-67968, 333-67972, and 333-108003) on Form S-8 of Wolverine Tube, Inc. of our reports dated March 13, 2007, with respect to (i) the consolidated balance sheets of Wolverine Tube, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the three year period ended December 31, 2006 and the related financial statement schedule; (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006; and (iii) the effectiveness of internal control over financial reporting as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of Wolverine Tube, Inc.
As discussed in note 2 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments and, as discussed in note 13 to the consolidated financial statements, effective December 31, 2006, the Company changed its method of accounting for defined pension and postretirement benefit plans.
/s/ KPMG LLP
Birmingham, Alabama
March 15, 2007